Exhibit 18

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of December 14, 2021, by and among Chatham Delta Parent, Inc., a Delaware corporation (“Parent”), Chatham Asset Management, LLC, a Delaware limited liability company (“CAM”), R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”) and the undersigned entities listed on Annex A (each, a “Principal Stockholder,” and together with CAM, collectively, the “Principal Stockholders”).

WITNESSETH

WHEREAS, in connection with Parent and Chatham Delta Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving entity in such merger (the “Merger”), Parent and the Company have requested the Principal Stockholders, and the Principal Stockholders have agreed, to enter into this Agreement with respect to all shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) that the Principal Stockholders beneficially own, as set forth opposite such Principal Stockholder’s name on Annex A (such shares, together with all other shares of Common Stock acquired (whether beneficially or of record) by such Principal Stockholder after the date hereof and prior to the termination of this Agreement, the “Shares”);

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement; and

WHEREAS, the Principal Stockholders acknowledge that Parent and Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Principal Stockholders set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

VOTING AGREEMENT

Section 1.01 Voting Agreement. During the term of this Agreement, the Principal Stockholders hereby agree to vote or, as applicable, cause or direct to be voted, in person, including virtually, or by proxy, all Shares at the time of any vote (A) to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, at the Stockholders’ Meeting and at any other meeting of the stockholders of the Company, however called in connection with the Merger Agreement, the Merger and/or the transactions contemplated by the Merger Agreement, including any adjournment or postponement thereof, (B) against (1) any action, agreement or transaction that would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in Section 6.1 or Section 6.2 under the Merger Agreement not being satisfied and (2) any Alternative Acquisition Proposal or any other action, agreement or transaction that would reasonably be expected to impede, interfere with, delay, postpone, frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and (C) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company. The Principal Stockholders hereby acknowledge receipt and review of the Merger Agreement.

Section 1.02 Quorum. Until this Agreement is terminated in accordance with the terms and provisions of Section 6.02(b) of this Agreement, at the Stockholders’ Meeting and at every other meeting of the stockholders of the Company, however called in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, including any adjournment or postponement thereof, each Principal Stockholder shall be represented in person, including virtually, or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person, including virtually, or by proxy at such meeting) in order for the Shares to be counted as present for purposes of establishing a quorum.

Section 1.03 Return of Proxy. Each Principal Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), within five (5) Business Days of receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 1.01 of this Agreement, which shall be voted in the manner described in Section 1.01 of this Agreement (with Parent to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

The Principal Stockholders represent and warrant to Parent and the Company that:

Section 2.01 Authorization. The Principal Stockholders have all requisite right, capacity, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Principal Stockholders, the consummation by the Principal Stockholders of the transactions contemplated by this Agreement and the compliance by the Principal Stockholders with the provisions of this Agreement have been duly authorized by all necessary action on the part of the Principal Stockholders. This Agreement has been duly executed and delivered by the Principal Stockholders and constitutes a valid and binding obligation of the Principal Stockholders, enforceable against the Principal Stockholders in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally (collectively, the “Enforceability Exceptions”).

Section 2.02 No Conflicts.

(a) No order or authorization of, consent, approval, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is necessary for the execution, delivery and performance of this Agreement by the Principal Stockholders.

(b) None of the execution and delivery of this Agreement by the Principal Stockholders, the consummation by the Principal Stockholders of the transactions contemplated hereby or compliance by the Principal Stockholders with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, agreement or other instrument or obligation to which the Principal Stockholders are a party or by which the Principal Stockholders or any of the Shares are bound, (ii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair the Principal Stockholders’ ability to perform their obligations under this Agreement or (iii) violate any provision of the certificate of incorporation, bylaws, or other organization or governing documents of such Principal Stockholders. There is no legal or administrative proceeding, claim, suit or action pending against the Principal Stockholders or, to the knowledge of the Principal Stockholders, threatened against the Principal Stockholders that impairs or would reasonably be expected to impair the Principal Stockholders ability to perform its obligations under this Agreement.

Section 2.03 Ownership of Shares. Each Principal Stockholder has (except as otherwise permitted by this Agreement, including in connection with the Permitted Transfer (as defined herein) of any Shares), and will maintain during the term of this Agreement, shared voting power and shared dispositive power with respect to the Shares set forth opposite such Principal Stockholder’s name on Annex A, free and clear of any Lien, except pursuant to applicable federal securities laws. Except as otherwise set forth herein, none of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

Section 2.04 Total Shares. Except for the Shares set forth on Annex A hereto, as of the date hereof, the Principal Stockholders do not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) other rights to acquire from the Company any capital stock, voting securities or securities convertible into, exercisable or exchangeable for capital stock or voting securities of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Principal Stockholders:

Section 3.01 Authority; Execution and Delivery; Enforceability. Parent has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated by this Agreement and the compliance by Parent with the provisions of this Agreement have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.02 No Conflicts.

(a) No order or authorization of, consent, approval, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is necessary for the execution, delivery and performance of this Agreement by Parent.

(b) None of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, agreement or other instrument or obligation to which Parent is a party or by which Parent is bound, (ii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement or (iii) violate any provision of the certificate of incorporation, bylaws, or other organization or governing documents of Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Principal Stockholders:

Section 4.01 Authority; Execution and Delivery; Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.02 No Conflicts.

(a) No order or authorization of, consent, approval, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is necessary for the execution, delivery and performance of this Agreement by the Company.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, agreement or other instrument or obligation to which the

Company is a party or by which the Company is bound, (ii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement or (iii) violate any provision of the certificate of incorporation, bylaws, or other organization or governing documents of the Company.

ARTICLE V

COVENANTS OF THE PRINCIPAL STOCKHOLDERS

During the term of this Agreement, the Principal Stockholders hereby covenant and agree that:

Section 5.01 No Proxies for or Encumbrances on Shares.

(a) Except as permitted by terms of this Agreement (including Section 5.01(b)), the Principal Stockholders shall not during the term of this Agreement, directly or indirectly, without the prior written consent of Parent and the Company, (i) grant any proxies, power of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares, (ii) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any contract, option or other arrangement with respect to the Transfer of, any Shares, or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case, involving any Shares, or (iii) knowingly take any action that would have the effect of preventing or delaying the Principal Stockholders from performing any of its obligations under this Agreement. For the avoidance of doubt, the fact that any Shares are held in a margin account shall not be deemed a violation of this Section 5.01 or Article II so long as the Principal Stockholders are able to perform its obligations under this Agreement.

(b) Any of the Principal Stockholders may effect a Transfer of any Shares to a Permitted Transferee (as defined herein) of such Principal Stockholder, provided that such Principal Stockholder, prior to and as a condition to the effectiveness of such Transfer, causes each such Permitted Transferee to execute a counterpart signature page to this Agreement and deliver the same to the Parent and the Company, pursuant to which such Permitted Transferee agrees to be a “Principal Stockholder” pursuant to, and to be bound by, this Agreement with respect to such Shares that are the subject of such Transfer (such Transfer, a “Permitted Transfer”). “Permitted Transferee” means, with respect to any Principal Stockholder, (A) any other Principal Stockholder, (B) any trust, the trustees of which include only any other Principal Stockholder and the beneficiaries of which include only any other Principal Stockholder, (C) any corporation, limited liability company or partnership, the Principal Stockholders, members or general or limited partners of which include only the persons named in clauses (A) and/or (B), (D) if such Principal Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, or (E) to any Person by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations. Transfers of Shares to Permitted Transferees made pursuant to this Section 5.01(b) shall not be a breach of this Agreement.

(c) Any Transfer not effected in accordance with the terms and conditions of this Section 5.01 shall be null and void ab initio.

Section 5.02 Appraisal Rights. Subject to the terms of this Agreement, the Principal Stockholders irrevocably waive and agree not to exercise, assert or perfect any rights to demand appraisal of any Shares which may arise with respect to the Merger or dissent from the Merger.

Section 5.03 Company Proxy Statement. The Principal Stockholders hereby agree to permit the Company to publish and disclose in any press release, the Proxy Statement and any other disclosure document in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement the Principal Stockholders’ identity and beneficial ownership of the Shares and the nature of the Principal Stockholders’ commitments under this Agreement; provided that the Company shall, as promptly as practicable, provide CAM with prior notice of such disclosures and provide the Principal Stockholders reasonable opportunity to review and comment on such disclosures.

Section 5.04 Acquisition of Additional Shares. During the term of this Agreement, the Principal Stockholders shall notify Company and Parent promptly in writing of the direct or indirect acquisition of record or beneficial ownership of additional shares of Common Stock after the date hereof, if any, all of which shall automatically become, and shall be deemed to be, Shares and be subject to the terms of this Agreement as though owned by the Principal Stockholders on the date hereof.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Further Assurances. Parent, the Company and the Principal Stockholders shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform their respective obligations under this Agreement.

Section 6.02 Amendments and Waivers; Termination.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

(b) This Agreement, and all rights and obligations of the parties contained herein, shall automatically terminate without any further action required by any Person upon the earliest to occur of (i) the mutual agreement of all the parties hereto to terminate this Agreement, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that no such termination shall relieve any party from a breach of its covenants or agreements under this Agreement occurring prior to such termination.

Section 6.03 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 6.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, beneficiaries, executors and permitted assigns; provided that, other than as permitted by Section 5.01(b), no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

Section 6.05 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (e) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

Section 6.06 Specific Performance. (a) The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

Section 6.07 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.08 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 6.09 Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms or provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.10 Capacity. The Principal Stockholders are signing this Agreement solely in the Principal Stockholders’ capacity as stockholders of the Company and not in any other capacity, and this Agreement shall not limit or otherwise affect any actions taken, or required or permitted to be taken, by the Principal Stockholders or any Affiliate or Representative of the Principal Stockholders or any of its Affiliates in any other capacity.

Section 6.11 Non-Recourse. Each party to this Agreement enters into this Agreement solely on its own behalf, the obligations of each of the Principal Stockholders under this Agreement are several (with respect to itself) and not joint with the obligations of any other Principal Stockholder and each such party shall be liable, severally and not jointly, solely for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto. Nothing contained herein, and no action taken by any of the Principal Stockholders pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incident of ownership of or with respect to any Shares.

Section 6.12 Entire Agreement. This Agreement (including the annex attached hereto), together with the Merger Agreement and the Capital Commitment Letter, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

CHATHAM DELTA PARENT, INC.

By:	/s/ Anthony Melchiorre
	Name:	Anthony Melchiorre
	Title:	President

R.R. DONNELLEY & SONS COMPANY

By:	/s/ Deborah L. Steiner
	Name:	Deborah L. Steiner
	Title:	EVP, General Counsel

CAM: CHATHAM ASSET MANAGEMENT, LLC

By:	/s/ Anthony Melchiorre
	Name:	Anthony Melchiorre
	Title:	Managing Member

PRINCIPAL STOCKHOLDERS:

CHATHAM ASSET HIGH YIELD MASTER FUND, LTD.;

CHATHAM EVEREST FUND, LP;

CHATHAM ASSET PRIVATE DEBT AND STRATEGIC CAPITAL FUND, LP;

CHATHAM ASSET PRIVATE DEBT AND STRATEGIC CAPITAL FUND II, LP;

CHATHAM ASSET PRIVATE DEBT AND STRATEGIC CAPITAL FUND III, LP; and

TX-CHATHAM FUND, LP

By:	Chatham Asset Management, LLC, as Investment Advisors to each of the foregoing

By:	/s/ Anthony Melchiorre
	Name:	Anthony Melchiorre
	Title:	Managing Member

Annex A

Name of Principal Stockholder	Shares
Chatham Asset High Yield Master Fund, Ltd.	4,538,973
Chatham Everest Fund, LP	1,982,539
Chatham Asset Private Debt and Strategic Capital Fund, LP	1,644,673
Chatham Asset Private Debt and Strategic Capital Fund II, LP	1,000,880
Chatham Asset Private Debt and Strategic Capital Fund III, LP	581,032
TX-Chatham Fund, LP	1,179,003
Chatham Asset Management, LLC, as Investment Manager to each of the above-listed Principal Stockholders, is deemed to beneficially own each of the Shares held directly by the above-listed Principal Stockholders.	10,927,100	[1]

[1]

Such Shares reflect the total number of Shares held by the above-listed Principal Stockholders. CAM shares voting and dispositive power with each of the other Principal Stockholders with respect to the Shares held directly by them.